Exhibit 5.2

April 28, 2022

Boaz Energy II, LLC

3300 N. A Street, Building 7 # 150

Midland, Texas 79705

Ladies and Gentlemen:

We have acted as counsel to Boaz Energy II, LLC, a Delaware limited liability company (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-3 (the “Registration Statement”) providing for the offering and sale by the Company of up to 5,801,675 units (the “Trust Units”) representing beneficial interests in PermRock Royalty Trust., a Delaware statutory trust (the “Trust”).

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware on November 22, 2017; (ii) the Amended and Restated Trust Agreement of the Trust, dated May 4, 2018, among Boaz Energy II, LLC, Wilmington Trust, National Association, as Delaware Trustee of the Trust, and Simmons Bank, as Trustee of the Trust (the “Trust Agreement”); (iii) the certificate of formation of the Company, as filed with the office of the Secretary of State of the State of Delaware on September 20, 2013; (iv) the Third Amended and Restated Limited Liability Company Agreement of the Company, dated February 2, 2021; and (v) such other records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon (i) the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company, and (ii) a certificate from the Secretary of State of the State of Delaware certifying that the Company is in existence and in good standing in the State of Delaware as of April 28, 2022.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Haynes and Boone, LLP	2323 Victory Avenue | Suite 700 | Dallas, TX 75219 T: 214.651.5000 | haynesboone.com

Boaz Energy II, LLC

April 28, 2022

We have also assumed that: (i) the Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power, authority and legal right to issue the Trust Units under the Trust Agreement, and (ii) a definitive purchase, underwriting or similar agreement with respect to any Trust Units offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware with limited liability company power and authority to execute and deliver the Trust Agreement.

2.	The execution, delivery and performance of the Trust Agreement have been duly authorized by all necessary limited liability company action of the Company, and the Trust Agreement has been duly executed and delivered by the Company.

The opinions set forth above are subject to the following qualifications, limitations and exceptions: In rendering the opinions, we have assumed that, at the time of the sale of the Trust Units, there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Trust Units.

The opinions expressed herein are limited to the Delaware Limited Liability Company Act, as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP